                                                                 Exhibit 99.3

                    OCCUSYSTEMS, INC. STOCK OPTION AGREEMENT

      OCCUSYSTEMS, INC. STOCK OPTION AGREEMENT (this "Agreement"), dated as of April 21, 1997, by and between CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), and OccuSystems, Inc., a Delaware corporation ("OSI").

      WHEREAS, concurrently with the execution and delivery of this Agreement, CRA, OSI and Concentra Managed Care, Inc., a Delaware corporation ("Holding Company"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, OSI will be merged with and into Holding Company (the "Merger"), with Holding Company continuing as the surviving corporation;

      WHEREAS, as a condition to CRA's willingness to enter into the Merger Agreement, CRA has requested that OSI agree, and OSI has so agreed, to grant to CRA an option with respect to certain shares of OSI's common stock on the terms and subject to the conditions set forth herein; and

      WHEREAS, concurrently with the execution and delivery of this Agreement, OSI and CRA are entering into a CRA Stock Option Agreement (the "CRA Stock Option Agreement") pursuant to which CRA has agreed to grant to OSI an option with respect to certain shares of CRA's Common Stock on the terms and subject to the conditions set forth therein.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      1. Grant of Option.

      (a) OSI hereby grants CRA an irrevocable option (the "OSI Option") to purchase up to the Option Number (as hereinafter defined) of shares (the "OSI Shares") of common stock, par value $.01 per share, of OSI (the "OSI Common Stock"), in the manner set forth below at a price (the "Exercise Price") of $21.21 per OSI Share, payable in cash in accordance with Section 4 hereof. As used herein, the "Option Number" shall initially be the number of shares equal to 10% of the total number of shares of OSI Common Stock issued and outstanding as of March 31, 1997, and shall be adjusted hereafter to reflect changes in OSI's capitalization occurring after the date hereof in accordance with Section
12. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

      (b) Notwithstanding any other provision of this Agreement, in no event shall CRA's Total Profit (as hereinafter defined) exceed $15 million and, if it otherwise would exceed such amount, CRA, at its sole election, shall either (a) deliver to OSI for cancellation OSI Shares previously purchased by CRA, (b) pay cash to OSI or (c) undertake any combination thereof, so that CRA's Total Profit shall not exceed $15 million after taking into account the foregoing actions.

      (c) Notwithstanding any other provision of this Agreement, the OSI Option may not be exercised for a number of OSI Shares as would, as of the date of the Exercise Notice (as hereinafter defined), result in a Notional Total Profit (as hereinafter defined) of more than $15 million and, if exercise of the OSI Option otherwise would exceed such amount, CRA, at its discretion, may increase the Purchase Price for that number of OSI Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $15 million.

      (d) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by CRA pursuant to Section 9.5(a) of the Merger Agreement, (ii) (x) the amount received by CRA pursuant to OSI's repurchase of OSI Shares or the OSI Option pursuant to
Section 7 hereof, less (y) CRA's purchase price for such OSI Shares, and (iii)
(x) the net cash amounts received by CRA pursuant to the sale of OSI Shares (or any other securities into which such OSI Shares are converted or exchanged), less (y) CRA's purchase price for such OSI Shares.

      (e) As used herein, the term "Notional Total Profit" with respect to any number of OSI Shares as to which CRA may propose to exercise the OSI Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the OSI Option was exercised on such date for such number of OSI Shares and assuming that such OSI Shares, together with all other OSI Shares held by CRA and its affiliates as of such date, were sold for cash at the closing market price for the OSI Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

      2. Exercise of Option. The OSI Option may be exercised by CRA, in whole or in part, at any time or from time to time after the occurrence of a "Trigger Event". For purposes hereof, a "Trigger Event" shall mean an event that causes OSI to pay the fee to CRA provided in Section 9.5(a) of the Merger Agreement. In the event CRA wishes to exercise the OSI Option, CRA shall deliver to OSI a written notice (an "Exercise Notice") specifying the total number of OSI Shares it wishes to purchase. Each closing of a purchase of OSI Shares (a "Closing") shall occur at a place, on a date and at a time designated by CRA in an Exercise Notice delivered at least two business days prior to the date of the Closing. The OSI Option shall terminate (the "Termination Date") upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement other than under circumstances which also constitute a Trigger Event; or (iii) the 180th day following a Trigger Event (or if, at the expiration of such period the OSI Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal but in no event under this clause (iii) later than the 548th day following such Triggering Event). Notwithstanding the foregoing, the OSI Option may not be exercised if CRA is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

      3. Conditions to Closing. The obligation of OSI to issue the OSI Shares to CRA hereunder is subject to the conditions, which (other than the conditions described in clauses (i) and (iii) below) may be waived by OSI in its sole discretion, that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the OSI Shares hereunder shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal administrative agency or commission or other federal governmental authority or instrumentality, if any, required in connection with the issuance of the OSI Shares hereunder shall have been obtained or made, as the case may be; (ii) the OSI Shares shall have been approved for quotation on the Nasdaq Stock Market upon official notice of issuance; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

      4. Closing. At any Closing, (a) OSI will deliver to CRA a single certificate in definitive form representing the number of OSI Shares designated by CRA in its Exercise Notice, such certificate to be registered in the name of CRA and to bear the legend set forth in Section 13, and (b) CRA will deliver to OSI the aggregate price for the OSI Shares so designated and being purchased by wire transfer of immediately available funds to a bank designated by OSI at the Closing.

      5. Representations and Warranties of OSI. OSI represents and warrants to CRA that (a) OSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by OSI and the consummation by OSI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OSI and no other corporate proceedings on the part of OSI are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by OSI and constitutes a valid and binding obligation of OSI, and, assuming this Agreement constitutes a valid and binding obligation of CRA, is enforceable against OSI in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, (d) OSI has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the OSI Option, and at all times from the date hereof through the expiration of the OSI Option will have reserved, a number of authorized and unissued OSI Shares not less than the Option Number, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of OSI Shares to CRA upon the exercise of the OSI Option, CRA will acquire OSI Shares, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) the execution and delivery of this Agreement by OSI does not, and the performance of this Agreement by OSI will not (i) violate the Certificate of Incorporation or By-Laws of OSI, (ii) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to OSI or by which it or any of its property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of OSI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which OSI is a party or by which OSI or any of its property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, breaches, defaults, rights, liens or encumbrances which would not, individually or in the aggregate, have an OSI Material Adverse Effect, and (g) the execution and delivery of this Agreement by OSI does not, and the performance of this Agreement by OSI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except the pre-merger notification requirements of the HSR Act.

      6. Representations and Warranties of CRA. CRA represents and warrants to OSI that (a) CRA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by CRA and the consummation by CRA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CRA and no other corporate proceedings on the part of CRA are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by CRA and constitutes a valid and binding obligation of CRA, and, assuming this Agreement constitutes a valid and binding obligation of OSI, is enforceable against CRA in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, (d) the execution and delivery of this Agreement by CRA does not, and the performance of this Agreement by CRA will not (i) violate the Articles of Organization or By-Laws of CRA, (ii) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to CRA or by which it or any of its property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of CRA pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which CRA is a party or by which CRA or any of its property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, breaches, defaults, rights, liens or encumbrances which would not, individually or in the aggregate, have a CRA Material Adverse Effect, (e) the execution and delivery of this Agreement by CRA does not, and the performance of this Agreement by CRA will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except the pre-merger notification requirements of the HSR Act and
(f) any OSI Shares acquired upon exercise of the OSI Option will not be, and the OSI Option is not being, acquired by CRA with a view to the public distribution thereof.

      7. Certain Repurchases.

      (a) CRA Put. At the request of CRA at any time during which the OSI Option would be exercisable pursuant to Section 2 (the "Repurchase Period"), OSI (or any successor entity thereof) shall, subject to the limitations set forth in
Section 1, repurchase from CRA (1) the OSI Option, including any portion thereof, at the price set forth in subparagraph (i) below, or (2) OSI Shares purchased by CRA pursuant thereto, at a price set forth in subparagraph (ii) below:

            (i) the difference between the average of the closing sale prices of shares of OSI Common Stock on the Nasdaq Stock Market for the ten trading days immediately preceding the date CRA gives notice of its intent to exercise its rights under this Section 7 (the "Market Price") and the Exercise Price, multiplied by the number of the OSI Shares purchasable pursuant to the OSI Option (or portion thereof with respect to which CRA is exercising its rights under this Section 7), but only if the Market Price is greater than the Exercise Price; or

            (ii) the Exercise Price paid by CRA for the OSI Shares acquired pursuant to the OSI Option plus the difference between the Market Price and the Exercise Price, but only if the Market Price is greater than the Exercise Price, multiplied by the number of OSI Shares so purchased.

      (b) Payment and Redelivery of the OSI Option or Shares. In the event CRA exercises its rights under this Section 7, OSI shall, within 10 business days thereafter, pay the required amount to CRA by wire transfer of immediately available funds and CRA shall surrender to OSI the OSI Option or the certificates evidencing OSI Shares purchased by CRA pursuant thereto, and CRA shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

      8. Voting of Shares. Following the date hereof and prior to the Expiration Date (as defined in Section 9(b)), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such party (the shares so owned by a party collectively the "Restricted Shares") on each matter submitted to a vote of stockholders of such other party for and against such matter in the same proportion as the vote of all other stockholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

      9. Restriction on Certain Actions.

      (a) Restrictions. Other than pursuant to the Merger Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of the other party, neither party shall, nor shall permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in Section 9(b)), (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, such other party or any of its subsidiaries (other than pursuant to this Agreement, the CRA Stock Option Agreement or the Merger Agreement), (ii) except at the specific written request of such other party, propose to enter into any merger or business combination involving such other party or any of its subsidiaries or to purchase a material portion of the assets of such other party or any of its subsidiaries, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of such other party or any of its subsidiaries, (iv) form, join or in any way participate in a Group with respect to any voting securities of such other party or any of its subsidiaries, (v) seek to control or influence the management, Board of Directors or policies of such other party, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request such other party (or its directors, officers, employees or agents), to amend or waive any provision of this Section 9, or take any action which may require such other party to make a public announcement regarding the possibility of a business combination or merger with such party.

      (b) Expiration Date. For purposes of this Agreement, (i) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) the term "Expiration Date" with respect to any obligation or restriction imposed on one party shall mean the earlier to occur of (A) the first anniversary of the date hereof and (B) such time as the other party shall have suffered a Change of Control and (iii) a "Change of Control" with respect to one party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of such party, or (B) the stockholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any party, other than such party or a subsidiary thereof or any employee benefit plan sponsored by such party or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 25% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

      10. Restrictions on Transfer.

      (a) Restrictions on Transfer. Prior to the Expiration Date, CRA shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge or otherwise dispose of or transfer any Restricted Shares beneficially owned by it, other than (i) pursuant to Section 7, or (ii) in accordance with Section 10(b) or 11. Subsequent to the Expiration Date, CRA shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge or otherwise dispose of or transfer any Restricted Shares beneficially owned by it to any purchaser, assignee, pledgee or other transferee who would, immediately after such sale, assignment, pledge, disposition or transfer, beneficially own more than 4.9% of the then outstanding voting power of the issuer of the Restricted Shares, except in accordance with Section 10(b) or Section 11.

      (b) Permitted Sales. Following the termination of the Merger Agreement, CRA shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair and in the best interests of the stockholders of OSI, by a majority of the members of the Board of Directors of OSI (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer).

      11. Registration Rights. Following the termination of the Merger Agreement, CRA (a "Designated Holder") may by written notice (the "Registration Notice") to OSI (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bonafide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing and reasonably satisfactory to the Registrant (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the Fair Market Value of such shares. For purposes hereof, the "Fair Market Value" of such shares shall mean the average of the closing sales prices of such shares on the Nasdaq Stock Market (or such other stock exchange or market system as shall then be the primary trading market for such security) for the ten trading days immediately preceding the Registration Notice. The Registrant (and/or any Person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased and (ii) the Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

      If the Registrant does not elect to exercise its option pursuant to this
Section 11 with respect to all Registrable Securities, it shall use its reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 90 days after the filing with the Securities and Exchange Commission of the initial registration statement, the provisions of this

Section 11 shall again be applicable to any proposed registration; provided, however, that neither party shall be entitled to request more than two registrations pursuant to this Section 11. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, consent to general service of process in, or subject itself to taxation in any jurisdiction by reason of this provision.

      The registration rights set forth in this Section 11 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

      A registration effected under this Section 11 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

      12. Adjustment upon Changes in Capitalization. In the event of any change in OSI Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the OSI Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately.

      13. Restrictive Legends. Each certificate representing shares of OSI Common Stock issued to CRA hereunder, shall include a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF APRIL 21, 1997, A COPY OF WHICH MAY BE OBTAINED FROM OCCUSYSTEMS, INC.

      14. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 or 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in Section 13.

      15. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

      16. Entire Agreement. This Agreement, the Confidentiality Agreement dated March 19, 1997 between OSI and CRA (other than "standstill" provisions thereof, which are superseded pursuant ot Section 10.4 of the Management Agreement), the Merger Agreement (including the exhibits and schedules thereto) and the CRA Stock Option Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

      17. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

      18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

      19. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by next day delivery by a nationally recognized overnight delivery service or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice hereunder) or (iii) one business day after sending by overnight delivery, and five business days after the date of mailing by certified or registered mail, to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

If to CRA:

CRA Managed Care, Inc.
312 Union Wharf
Boston, Massachusetts 02109
Attention: Chairman
Telecopier No.: (617) 720-1259

With copies to:

Hutchins, Wheeler & Dittmar
A Professional Corporation
101 Federal Street
Boston, MA 02110
Attention: James Westra, Esq.
Telecopier No.: (617) 951-1295

If to OSI:

OccuSystems, Inc.
3010 LBJ Freeway
Suite 400
Dallas, Texas 75234
Attention: General Counsel

Telecopier No.: (972) 243-7540

With copies to:
Vinson & Elkins LLP
2001 Ross Avenue
Suite 3700
Dallas TX 75201
Attention: Jeffrey A. Chapman
Telecopier No.: (214) 220-7716

      20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

      21. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

      23. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      24. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                  CRA MANAGED CARE, INC.


                                  By: /s/ Donald J. Larson
                                      -----------------------------------------
                                      Title: President & Chief Executive Officer


                                  OCCUSYSTEMS, INC.


                                  By: /s/ John K. Carlyle
                                      -----------------------------------------
                                      Title: Chairman & Chief Executive Officer